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                                                                    EXHIBIT 21.1

                     DRYPERS CORPORATION AND SUBSIDIARIES

                      SUBSIDIARIES OF DRYPERS CORPORATION

VRG Leasing Corporation
UltraCare Products International, Inc.
Drypers Limited
Seler, S.A.
Drypers Mexico S.A. de C.V.
New Dry, S.A.
Hygienic Products International Limited, Inc.
Drypers do Brasil, Ltda.